UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 23, 2025

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-37564	36-4794936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2750 Premiere Parkway, Ste. 900

Duluth, Georgia 30097

(Address Of Principal Executive Offices) (Zip Code)

678-367-0809

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or formed address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock $0.0001 per share	BOXL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2025, Boxlight Corporation, a Nevada corporation (the “Company”), entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“Placement Agent”) and a securities purchase agreement (the “Purchase Agreement”) with certain purchasers, pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Offering”), an aggregate of (i) 1,333,333 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”). The public offering price for each share of Class A Common Stock was $3.00.

The Offering closed on September 24, 2025. The gross proceeds to the Company from the Offering were approximately $4.0 million, before deducting the Placement Agent’s fees and other Offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and debt reduction as agreed upon with the Company’s senior lender.

Each of the Placement Agency Agreement and the Purchase Agreement contains customary representations and warranties of the Company, indemnification obligations of the Company, customary conditions to closing and termination provisions. Additionally, each of the directors and officers of the Company, pursuant to lock-up agreements, agreed not to sell or transfer any of the Company securities which they hold, subject to certain exceptions, during the 45-day period following the closing of the Offering.

Pursuant to the Purchase Agreement, from the date of such agreement until 30 days after the closing of the Offering, the Company will not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Class A Common Stock or securities convertible, exchangeable or exercisable into, shares of Class A Common Stock (“Common Stock Equivalents”) or (ii) file any registration statement or amendment or supplement thereto, other than in connection with the prospectus supplement to be filed by the Company in connection with the Offering; provided, however, that commencing after 5 days following the closing of the Offering, the Company may enter into an at-the-market offering (“ATM”) facility or similar agreement with the Placement Agent, file any related prospectus supplement thereto and conduct sales pursuant to the ATM.

Pursuant to the Placement Agency Agreement, the Company paid the Placement Agent as compensation a cash fee of 7.0% of the aggregate gross proceeds from the Offering, plus reimbursement of certain expenses and legal fees.

The Shares were offered by the Company pursuant to the registration statement on Form S-3 originally filed on January 24, 2025, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (File No. 333-284493), and declared effective on February 5, 2025.

The legal opinion, including the related consent, of Kilpatrick Townsend & Stockton LLP relating to the legality of the issuance and sale of Shares in the Offering is filed as Exhibit 5.1 to this Current Report.

The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the Placement Agent Agreement and the Purchase Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On September 23, 2025, the Company issued a press release, announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 (including Exhibit 99.1) of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
5.1	Opinion of Kilpatrick Townsend & Stockton LLP
10.1	Placement Agency Agreement
10.2	Form of Securities Purchase Agreement
23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibit 5.1)
99.1	Press Release of the Company, dated September 23, 2025, announcing the pricing of the Offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2025

BOXLIGHT CORPORATION

By:	/s/ Brian Lane
Name:	Brian Lane
Title:	Chief Financial Officer